Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY DENOUNCES LAWSUIT FILED AGAINST IT IN CONNECTION WITH RECENT ENTITY CONVERSION

Las Vegas, NV - March 6, 2013 - Affinity Gaming (“Affinity Gaming” or the “Company”) today announced that it received a copy of the Schedule 13D/A (the “13D/A”) filed with the Securities and Exchange Commission by Z Capital Partners L.L.C. and its affiliates (“Z Capital”), which attached thereto a copy of a complaint Z Capital filed March 5, 2013, against the Company and its Board of Directors.

The complaint, filed in District Court, Clark County, Nevada, seeks a judgment (i) declaring, among other things that the Company's conversion, on December 20, 2012, from a Nevada limited liability company to a Nevada corporation was ineffective and void ab initio, (ii) declaring that the Rights Agreement, dated December 21, 2012, between Affinity Gaming and American Stock Transfer & Trust Company is void ab initio and unenforceable, and (iii) awarding Z Capital general, special, consequential and punitive damages.

The Company has not yet been served with the complaint. However, based on its preliminary review of the 13D/A, the Company and its Board of Directors believe that the claims brought by Z Capital are without merit and intend to defend against them vigorously.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company's casino operations consist of 12 casinos in four states, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contacts:

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410